EXHIBIT 1
(English Translation)
June 26, 2009
TO OUR SHAREHOLDERS:
Koichi Suzuki
Representative Director
Internet Initiative Japan Inc.
1-105, Kanda Jinbo-cho, Chiyoda-ku,
Tokyo, Japan
NOTICE OF RESOLUTIONS
AT THE 17TH ORDINARY GENERAL MEETING OF SHAREHOLDERS
We hereby notify that at the 17th ordinary general meeting of shareholders of Internet Initiative Japan Inc. (“the company”) held today, the following items were reported and resolved.
Sincerely yours,
Subjects to be reported:
1.
Business Report, consolidated financial statements and a report on the audit results of consolidated financial statements by the accounting auditors and the Board of company auditors for the 17th term (from April 1, 2008 to March 31, 2009)

2.	Non-consolidated financial statements for the 17th term (from April 1, 2008 to March 31, 2009)
In this respect, the contents of the above two documents were reported.
Subjects to be resolved:
Item 1: Appropriation of Retained Earnings
This item was resolved as originally proposed. The dividends were determined as follows:
1.	Type of dividend property

Cash

2.	Matters concerning allocation and total amount of dividend property

The Company proposes to pay ¥1,000 per share of common stock. In this case, the total amount of dividends is ¥202,544,000.

3.	Effective date of dividend payment

The Company proposes June 29, 2009 as the effective date of the dividend payment.
Item 2: Partial Amendments to the Articles of Incorporation
This item was resolved as originally proposed.

Item 3: Election of Seven Directors
This item was resolved as originally proposed.
The re-election of the following five directors was resolved, Koichi Suzuki, Hideshi Hojo, Kazuhiro Tokita, Junnosuke Furukawa and Junichi Shimagami.
The election of the following two new directors was also resolved, Hitoshi Imafuku and Chiaki Furuya.
Item 4: Election of One Auditor
This item was resolved as originally proposed. The re-election of the following Company Auditor was resolved, Hirofumi Takahashi.
Item 5: Grant of Retirement Allowance to Retired Directors
This item was resolved as originally proposed.
It was resolved that retirement allowance to retired directors Mr. Toshiya Asaba and Mr. Yoshiaki Hisamoto, be paid in accordance to their achievements as Directors, within a reasonable amount according to the rules of the Company. Its amount, timing, method of payment and other details relating to the retirement allowances be left to the discretion of the Board of Directors.
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